Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2012 relating to the consolidated financial statements of ShoreTel, Inc. and its subsidiaries (the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of new accounting guidance), and our report dated September 13, 2012 relating to the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2012.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 8, 2013